Moody National REIT II, Inc. - 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Investor Relations

Phone: (713) 977-7500

Moody National REIT II Acquires Residence Inn Austin University

(Houston, TX, October 22, 2015) – Moody National REIT II, Inc. (“REIT II”), announced on October 15, 2015 that it has acquired the Marriott Residence Inn Austin-University Area hotel (the “Residence Inn Austin”) for $25.5 million, excluding closing costs.

The recently developed Residence Inn Austin is a select-service hotel comprised of 112 guest rooms. Prominently located off I-35 and 51st Street, the hotel opened on January 14, 2014, and benefits from its close proximity to the University of Texas campus, Dell Children’s Hospital, Seton Medical corporate headquarters and the Texas State Capitol.

“We are pleased to announce the acquisition of the Residence Inn Austin. This acquisition demonstrates all the characteristics of our acquisition model: it is a newly constructed, class-A asset located in a major metropolitan market, near the University of Texas, and 3 blocks from the Dell Children’s Hospital.  The Residence Inn Austin appraised $2 million above the purchase price,” commented Brett Moody, CEO and Chairman of REIT II.

According to Forbes magazine, Austin has been ranked as one of the nation’s fastest growing cities in both 2014 and 2015 respectively. In addition to serving as a hub of technology and education, Austin is also famous for its natural beauty, live music, and cultural creativity. Therefore, the hotel is positioned to capitalize on demand from both business and leisure travelers.

About Moody National REIT II, Inc.

Moody National REIT II, Inc. is a publicly registered, non-listed REIT that acquires select-service hotels in major markets across the United States. Moody National REIT II, Inc. is sponsored by Moody National REIT Sponsor, LLC, an affiliate of the Moody National Companies, a full-service commercial real estate company inclusive of mortgage, development, management, realty, title, and insurance divisions. Founded in 1996, Moody National Companies has managed over $2 billion in commercial real estate.

This press release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Moody National REIT II, Inc.’s Registration Statement on Form S-11 and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.